As filed with the Securities and Exchange Commission on March 3, 2022

Registration No. 333-225259

Registration No. 333-254288

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT No. 333-225259

FORM S-8 REGISTRATION STATEMENT No. 333-254288

UNDER

THE SECURITIES ACT OF 1933

CorePoint Lodging Inc.

(Exact name of registrant as specified in its charter)

Maryland	82-1497742
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

125 E. John Carpenter Freeway, Suite 1650

Irving, Texas 75062

(Address, including zip code, of principal executive offices)

CorePoint Lodging Inc. 2018 Omnibus Incentive Plan

(Full title of the plan)

Mark M. Chloupek

Executive Vice President, Secretary and General Counsel

CorePoint Lodging Inc.

125 E. John Carpenter Freeway, Suite 1650

Irving, Texas 75062

Telephone: (972) 893-3199

(Name and address and telephone number, including area code, of agent for service of process)

Copies of all communications to:

Edgar J. Lewandowski

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Telephone: (212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF SECURITIES

As of the date hereof, CorePoint Lodging Inc. (the “Company”), has been, or will be, acquired by Cavalier Acquisition Owner LP (“Cavalier”) pursuant to a certain Agreement and Plan of Merger dated as of November 6, 2021, by and among the Company, Cavalier (as assignee of Cavalier Acquisition JV LP) and Cavalier MergerSub LP, a wholly owned subsidiary of Cavalier (as assignee of Cavalier) (“Merger Sub”) (as amended, modified or assigned, the “Merger Agreement”). In accordance with the Merger Agreement, the Company has been, or will as of the date hereof be, merged with and into Merger Sub, with Merger Sub surviving such merger as a wholly owned subsidiary of Cavalier. Pursuant to the Merger Agreement, each outstanding share of Common Stock, par value $0.01 per share (the “Common Stock”), subject to vesting restrictions, restricted stock unit, performance-based restricted stock unit, and deferred stock unit, in each case, granted under the CorePoint Lodging Inc. 2018 Omnibus Incentive Plan (the “Plan”) was, or will be, automatically converted into the right to receive the merger consideration in the manner described in the Merger Agreement.

As a result of the aforementioned merger, the Company is no longer issuing securities under the Plan. Accordingly, the Company is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold or otherwise unissued under the following Registration Statements:

1. Registration Statement on Form S-8 (Registration No. 333-225259), filed with the SEC on May 29, 2018, registering 8,000,000 shares of Common Stock under the Plan; and

2. Registration Statement on Form S-8 (Registration No. 333-254288), filed with the SEC on March 15, 2021, registering 331,734 shares of Common Stock under the Plan.

The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements. These Post-Effective Amendments are being filed in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, Texas on March 3, 2022.

COREPOINT LODGING INC.

By:	/s/ Keith A. Cline
Name: Keith A. Cline
Title: President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.